                                                                   EXHIBIT 10.43

May 10, 2000



Mr. Gordon M. Binder
130 Delfern Drive
Los Angeles, CA  90077


Re:  Agreement Regarding Part-Time Special Assignment Position
     ---------------------------------------------------------

Dear Gordon:

On behalf of Amgen Inc. ("Amgen" or the "Company"), I am pleased to confirm in this letter agreement (the "Agreement") the terms and conditions under which you will continue to be employed by Amgen from and after the date upon which you cease to serve as Amgen's Chief Executive Officer which will occur on May 11, 2000 (the "Effective Date"). You will remain in your current position and receive all compensation and benefits of that position between now and the Effective Date. This Agreement also provides for the termination of your employment with Amgen on or before December 31, 2002, as set forth below.

1.   POSITION AND DUTIES
     -------------------

     On the Effective Date, you will retire and resign from all offices you hold in Amgen and its subsidiaries, except that, if elected by the stockholders of the Company at the Annual Meeting of Stockholders to be held on May 11, 2000, then you will remain as a member of the Board of Directors until December 31, 2000, and if appointed by the Board of Directors to be Chairman of the Board of Directors, then you will remain as Chairman of the Board of Directors until December 31, 2000. In connection with resigning your offices, you agree to execute and return to Amgen with this Agreement a signed original resignation letter (the "Resignation Letter") on your Amgen letterhead in the form provided in Appendix A to this Agreement. Appendix A is hereby incorporated into and made part of the Agreement by reference.

     On the Effective Date you will cease to be a regular full-time employee of Amgen and you will also continue to be employed by Amgen as an employee in a part-time special assignment position, as Special Advisor to the Chief Executive Officer. As Special Advisor to the Chief Executive Officer, you will assist Kevin Sharer or his successor or designee (collectively "Your Supervisor"). You will assist Your Supervisor in monitoring and evaluating various federal government developments as they relate to Amgen's current products, products which Amgen is in the process of developing and potential future products, including those which Amgen may acquire by corporate or other acquisitions. You will also advise Your Supervisor on certain arbitration and litigation matters, such as those involving Johnson & Johnson and Transkaryotic Therapies, Inc. and such other matters as you and Your Supervisor mutually agree upon.

Mr. Gordon M. Binder
May 10, 2000
Page 2

     Upon Your Supervisor's reasonable request, you will be required to provide Your Supervisor with written or oral reports and/or copies of other written materials with regard to the foregoing. Your Supervisor will evaluate your performance.

     You will be a member of the Executive Department and as such, Your Supervisor will control and direct the manner in which you perform the services under this Agreement, including the details and means by which you provide your services.

     You will be an employee of Amgen for all purposes during the term of this Agreement and will not be an independent contractor.

     As we have discussed, the position of Special Advisor to the Chief Executive Officer is a part-time special assignment position in which you will be expected to work a minimum of ten (10) hours per month; however, you also agree that, to the extent that Your Supervisor requests, you will work up to twenty (20) hours per month. In the event that Amgen requests, and you agree, to work more than twenty (20) hours per month, then you will receive no additional compensation or benefits for such additional work. Your time spent traveling pursuant to this Agreement shall count toward your hours worked under this Agreement. For any month in which Amgen does not specially assign you a sufficient amount of work to meet your minimum hour requirement, you should satisfy your minimum by independently identifying, researching, and evaluating issues and developments in your areas of responsibility, as set forth above, and reporting on your findings to Your Supervisor.

     If requested by Your Supervisor, you agree to attend certain meetings or programs related to your area of expertise so long as such meeting or program does not unreasonably interfere with your other activities.

     You will maintain a log showing the time you have spent performing the foregoing services and this log shall be deemed conclusive evidence of the time spent. Amgen, at any time, may request a copy of your log and you agree to provide such a copy within a reasonable period of time after the request is made. Furthermore, from time to time, your duties may require you to travel and attend meetings at various locations, including Amgen's Thousand Oaks facility, and you agree that no reasonable request by Your Supervisor for travel or attendance at meetings will be refused. Your Supervisor will work with you in scheduling any such business trips or meetings so that they do not unreasonably interfere with your other activities and Amgen will reimburse you for your reasonable travel expenses pursuant to the reimbursement policy(ies) in place at Amgen for corporate officers at the time you incur such expenses. In the event that you fly on Amgen business on a private aircraft that you own (in whole or in part), then Amgen will reimburse you for the cost of such a trip in the amount of the applicable first-class commercial airfare rate for such a trip.

Mr. Gordon M. Binder
May 10, 2000
Page 3

     We have agreed that your part-time special assignment will continue until December 31, 2002, subject to extension as you and Amgen may agree in writing or to earlier termination by you or Amgen as set forth in Paragraph 8 of this Agreement. As long as you are employed by Amgen, you will continue to be subject to Amgen's policies and procedures, including but not limited to those relating to the non-disclosure of proprietary and confidential information and you will continue to be subject to the Amgen Inc. Proprietary Information and Inventions Agreement, executed by you on or about June 1, 1982 (the "Proprietary Agreement") (which also contains obligations that survive the termination of your employment with Amgen). However, notwithstanding the foregoing, you will not be required to comply with Procedures 3, 10 and 11 of the Company's Corporate Policy Number 230 ("Conflict of Interest/Insider Information"), a copy of which is attached hereto as Appendix B, commencing on the opening of business on the third full business day following the Company's public release detailing the Company's full financial results for the fiscal year ended December 31, 2000.

     During the term of your part-time special assignment, except as set forth herein, you may not be employed by any person or company other than Amgen, without Amgen's prior approval. You may be self-employed, an independent contractor, a partner, a consultant, or a member of a venture capital or private equity firm. You may only join the board of directors of any company within the fields of biotechnology, human therapeutics, or pharmaceutics with Amgen's advance written permission, but you may join the board of directors of any other company without Amgen's permission. You may also engage in teaching, charitable, civic, or political activities. You may engage in the activities described in the preceding three sentences provided that such activity: (1) does not interfere with your duties under this Agreement and (2) does not violate the terms of the Proprietary Agreement. You also agree that during the term of this Agreement, you will not solicit for employment or affiliation, including as independent contractor, any officer, director, or employee of Amgen or its subsidiaries.

2.   COMPENSATION AND BENEFITS
     -------------------------

     Following is a brief description of the compensation and benefits you will receive under this Agreement during your part-time special assignment. The terms and conditions of all of your benefits are subject to the terms and conditions of each of the applicable plans, policies or arrangements, as they may be amended or terminated by Amgen from time to time.

     2.1  Compensation:  Your compensation will be $80,000 per month from the
          ------------
          Effective Date through December 31, 2000, and $40,000 per month from December 31, 2000 through December 31, 2002, subject to applicable income tax and employment tax withholding requirements. In addition, Amgen will reimburse you for any reasonable business expenses you incur in performing your duties, subject to Amgen's standard employee expense reimbursement policies.

Mr. Gordon M. Binder
May 10, 2000
Page 4

     2.2  Administrative Support and Office Space: Amgen will provide you with
          ---------------------------------------
          an office and secretarial assistance for any work that you perform while at Amgen's Thousand Oaks headquarters. You will also be provided any office equipment and supplies you may need to perform your duties under this Agreement at Amgen's Thousand Oaks headquarters and you will have access to the services of Amgen's travel department.

          If you maintain an office where you will perform some of the services required by this Agreement and this office is located more than 15 miles from Amgen's Thousand Oaks headquarters, then Amgen will reimburse you for the actual amount of rental expenses for such an office and the charge for up to two (2) parking spaces at the office building complex where your office is located up to a maximum amount of $6,000 per month. Amgen will supply you with office furniture for this office and at the end of your special assignment period, you must either return this furniture to Amgen or purchase the furniture from Amgen at its then depreciated value as determined by Amgen. Amgen will supply you with a secretary through a temporary employment agency utilized by Amgen. All other reasonable business expenses incurred by you in connection with such an office will be paid by you and reimbursed by Amgen.

     2.3  Management Incentive Plan:  You will not be eligible to participate in
          -------------------------
          Amgen's Management Incentive Plan (the "MIP") for any year after the 1999 calendar year.

     2.4  Special Bonus for 2000 Calendar Year: As part of the transition to
          ------------------------------------
          your part-time special assignment position, you will be entitled to a special bonus in the amount of 37% of the MIP payment that you would have received for the calendar year 2000 based on what would have been your MIP rating for the calendar year 2000, if you had been eligible for that MIP payment and if you had been deemed to have been a regular full-time employee for the entire year for the purposes of MIP. This special bonus will be paid to you at the same time that MIP distributions are made to the participants in the MIP in 2001.

     2.5  Supplemental Retirement Plan: As an employee in a part-time special
          ----------------------------
          assignment position, you will no longer be eligible to receive additional credits in your supplemental retirement plan account, although you will continue to maintain an account and receive earnings on the balance in your account until the termination of your employment.

     2.6  Retirement and Savings Plan: Pursuant to Section 3.3 of the 401(k)
          ---------------------------
          Plan, employees that are eligible to participate in the 401(k) Plan are those that are classified as "regular full-time" or "regular part-time" employees. By signing below, you expressly acknowledge and agree that Amgen is not classifying you as a

Mr. Gordon M. Binder
May 10, 2000
Page 5


          regular full-time or regular part-time employee and therefore, as of the Effective Date, you will not be eligible to make contributions or to have contributions made on your behalf to the 401(k) Plan. This letter qualifies as an agreement pursuant to Section 3.3(c)(2) of the 401(k) Plan. You will, however, be able to maintain your 401(k) account in the Amgen plan to the extent allowed by law.

     2.7  Change of Control Severance Plan:  You will continue to be eligible to
          --------------------------------
          participate in the Amgen Inc. Change of Control Severance Plan (the "CIC Plan"). However, on the Effective Date you will cease to be a Group I Participant and will become a Group II Participant in the CIC Plan by virtue of your ceasing to be a member of Amgen's Operating Committee. Notwithstanding the foregoing, in the event that the aggregate benefits provided for in this Agreement are greater than those provided in the CIC Plan upon a termination of employment for which you would be eligible to receive benefits under the terms and conditions of the CIC Plan, this Agreement, rather than the CIC Plan shall govern and control your rights upon a termination of employment; provided, that, in such event, and if applicable, you shall also receive the 280G tax gross-up benefit provided in Section 4.1(G) of the CIC Plan.

     2.8  Stock Options:
          -------------

          2.8.1  No New Grants: As an employee in a part-time special assignment
                 -------------
                 position, you will not be eligible to receive additional stock option grants after the Effective Date.

          2.8.2  Vesting During Special Assignment: To the extent that you
                 ---------------------------------
                 continue in your part-time special assignment, you will be eligible to continue to vest in all unvested options that have previously been granted to you by Amgen on the dates and in the manner provided in your stock option grant agreements and applicable stock option plans. No stock options will vest following the Termination Date as defined in Paragraph 8 of this Agreement.

          2.8.3  Voluntary Retirement: Nothing in this Agreement shall be
                 --------------------
                 construed as limiting (i) your right to voluntarily retire from Amgen during or at the end of the special assignment or (ii) the applicability of Paragraph I of the Grants of Stock Options listed on Appendix C to this Agreement to any termination of your employment.

          2.8.4  Cooperation To Restructure: As we have discussed, it is our
                 --------------------------
                 intention that your ability to continue to vest in and exercise options while in your part-time special assignment position will not result in any additional compensation charges to Amgen in accordance with U.S. generally accepted

Mr. Gordon M. Binder
May 10, 2000
Page 6

                 accounting principles. Accordingly, if at any time Amgen determines that it is reasonably likely that Amgen will incur a compensation charge as a result of your vesting or exercising options in your part-time special assignment position then you agree that you will use your reasonable best efforts to cooperate with Amgen to restructure this Agreement and your position as Amgen reasonably determines is necessary for you to continue to be able to vest and exercise your options without creating a compensation charge to Amgen in accordance with U.S. generally accepted accounting principles and without causing you to lose any of the benefits of this Agreement. It is expressly understood that your "reasonable best efforts to cooperate with Amgen" shall not require that you take or forbear from taking any action that would result in any loss of value of the options.

          2.8.5  No Amendment to Stock Option Grant Agreements or Stock Option
                 -------------------------------------------------------------
                 Plans: Nothing in this Agreement shall be deemed to alter,
                 -----
                 amend, or otherwise modify the terms of your stock option grant agreements or the terms of the applicable stock option plans.

     2.9  Medical, Dental, and Vision Insurance and COBRA: Your medical, dental,
          -----------------------------------------------
          and vision insurance coverage will terminate on the Effective Date. If after the Effective Date, you or your eligible dependents should elect to continue coverage under Amgen's group health plan(s) under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") continuation rights, and you or your eligible dependents timely take the required steps to initiate such coverage, then Amgen will pay the cost of COBRA coverage for you and your eligible dependents until the earlier of December 31, 2002, or until you and/or your eligible dependents no longer qualify for COBRA continuation rights or in the case of your dependents, the date on which such dependents cease to be eligible dependents on your Amgen group health plan(s), which ever comes first. If you and/or your eligible dependents qualify for COBRA benefits on or after December 31, 2002, then you and/or your eligible dependents will have the option of continuing coverage under Amgen's group health plan(s), under COBRA and at your own expense. If you and/or your eligible dependents lose COBRA eligibility prior to December 31, 2002, and you obtain health insurance coverage for you and/or your eligible dependents for the period between the time you and your eligible dependents lose such coverage and December 31, 2002, then Amgen will reimburse you for the full cost of such insurance premiums. To receive reimbursement, submit copies of the health insurance premium invoices and other applicable information on a monthly basis to Amgen. For a complete description of the rights and responsibilities you and your eligible dependents have under COBRA, you must refer to the COBRA documents that will be sent to you by Amgen or its designee under separate cover.

     2.10 Basic Life Insurance:  Your Basic Life Insurance coverage will
          --------------------
          terminate on the Effective Date. If you are interested in converting this insurance to an individual policy, please contact Jean Ellis at Aetna (860) 273-7252 within thirty (30) days

Mr. Gordon M. Binder
May 10, 2000
Page 7



          after the Effective Date.

     2.11 Long-Term Disability Insurance:  Your Long-Term Disability Plan
          ------------------------------
          coverage will terminate on the Effective Date and there is no conversion policy or plan available for this coverage.

     2.12 Amgen Foundation Matching Funds:  During the term of your special
          -------------------------------
          assignment, contributions you make to qualified organizations will continue to be eligible for matching funds from the Amgen Foundation, subject to the same terms, conditions, and limitations that apply to contributions made by regular, full-time employees of Amgen.

     2.13 Other Benefits:  As an employee in a part-time special assignment
          --------------
          position, you will not be eligible to participate in the following Amgen benefit plans and programs as well as any other benefits not specifically listed in this letter: Dependent Care Assistance Program; Medical Flexible Spending Account; Employee Stock Purchase Plan; Voluntary and Dependent Life Insurance coverage; Accidental Death and Dismemberment benefit; use of Amgen Fitness Center facilities; use of Amgen Child Care Center facilities; personal illness; vacation/optional holiday pay; family illness/personal time; bereavement leave or holidays. Your accrued and unused vacation hours and optional holiday pay will be paid to you on the next regularly scheduled payroll date following the Effective Date.

3.   TRANSFER OF COMPANY PROPERTY
     ----------------------------

     Except as provided in the remainder of this Subparagraph, you promise that on or before the Termination Date, as defined in Paragraph 8 of this Agreement, you will return to Amgen all files, memoranda, documents, records, copies of the foregoing, credit cards, keys, and any other Amgen property in your possession or under your control. As an employee in a part-time special assignment position, you will continue to have access to and use of the cellular telephone and telefax machines that Amgen previously provided to you. As of the termination of your employment with Amgen, you will be entitled to retain the equipment referenced in the preceding sentence.

4.   OFFICERS AND DIRECTORS INSURANCE
     --------------------------------

     During your part-time special assignment and for six (6) years following the Termination Date, you will be covered by such officers and directors insurance coverage that Amgen provides to its senior executive officers at your salary grade level during that time period. In addition, Amgen shall indemnify and hold you and your estate harmless both during and after the entire term of your employment (including your service hereunder) to the fullest extent permitted by law with regards to actions or inactions in relation to your duties performed at Amgen, both before and after the date of this Agreement. In the

Mr. Gordon M. Binder
May 10, 2000
Page 8

     event that you are being indemnified pursuant to this Paragraph 4, then you will be entitled to the advancement of expenses to the same extent as Amgen corporate officers would then be entitled to such advancement of expenses. Furthermore, you will be entitled to reimbursement of expenses incurred in accordance with your rights under California Labor Code Section 2802.

5.   LEGAL FEE AND FINANCIAL/TAX CONSULTING REIMBURSEMENT
     ----------------------------------------------------

     Amgen will reimburse you for the legal expenses reasonably incurred by you in connection with the review of this Agreement up to a maximum amount of $10,000. Amgen will also reimburse you for financial and/or tax counseling expenses that you reasonably incur, up to a maximum amount of $3,000 per year, for each year of this Agreement.

6.   REFERENCE
     ---------

     Amgen will provide you with a positive written factual reference. I should be listed as your work reference. You agree to confer with me on the form and nature of the reference to be provided to third parties concerning the work that you have performed at Amgen. If, by sixty (60) days after the Effective Date, you are unable to reach agreement with me on the written reference to be provided, then Amgen's only obligation will be to respond to inquiries by confirming to third parties the dates of your employment at Amgen and the last position you held as an Amgen employee.

7.   RELOCATION
     ----------

     If you decide to relocate outside of the fifty (50) mile radius of your Residence (as defined below) during the period of your part-time special assignment or immediately at the termination thereof for any reason other than for a Stated Reason, as defined below, and sell your current, local, primary residence located in Los Angeles, California (the "Residence") so that the sale escrow closes no later than December 31, 2002, then Amgen will provide you with the following:

     7.1 If your new employer, if any, provides for part of the following expenses, then Amgen would pay normal and customary amounts beyond those which such new employer paid, up to the amounts that Amgen would normally pay, as of the date your employment with Amgen terminated, to newly hired Amgen employees in your job: normal and customary costs for the packing, shipping, delivery, storage (for up to ninety (90) days) and unpacking of your common household goods and furnishings.

     7.2 If you shall sell your Residence so that the close of escrow on the sale occurs prior to December 31, 2002, then in such event, Amgen will reimburse you for those

Mr. Gordon M. Binder
May 10, 2000
Page 9

          normal and non-recurring customary sales costs associated with the sale of such residence, subject to the following terms and conditions:

          7.2.1 Amgen's obligation will be limited to that amount which, as of the day immediately prior to the date of this Agreement, Amgen would pay to reimburse other employees of your then salary grade level;

          7.2.2 to the extent that your new employer, if any, reimburses you for, or pays any of, such non-recurring customary sales costs, then Amgen will only reimburse you for that portion of the non-recurring customary sales costs that exceed the amount paid for by such new employer; and

          7.2.3 you provide all documentation requested by Amgen in connection with this Subparagraph 7.2, upon the request of Amgen.

     7.3 If you meet the above conditions and so elect, Amgen will grant you the opportunity to place your Residence in the "Amgen Marketing Assistance and Homesale Program" (the "Program"). For a description of the Program, please contact Christine Swinburne of the Amgen Human Resources Department. In order to participate in the Program, you must notify Ms. Swinburne in writing, of your election to participate in the Program no later than June 30, 2002, in order to complete the home sale process by December 31, 2002. In order for Amgen to provide you with the assistance provided for in this Subparagraph 7.3 in connection with the sale of your Residence, you must give Amgen control over the disposition of the property, must provide such documentation as Amgen may request and must cooperate with Amgen in the sale of the Residence.

8.   EARLY TERMINATION OF SPECIAL ASSIGNMENT
     ---------------------------------------

     We have agreed that you will continue in your part-time special assignment position until December 31, 2002, at which time your employment with Amgen will terminate, provided however, that Amgen may terminate your employment prior to December 31, 2002 and you may terminate your employment prior to December 31, 2002 upon thirty (30) days prior written notice to Amgen.

     For purposes of this Paragraph 8, a "Stated Reason" means (i) your conviction of a felony related to the business of Amgen; (ii) the engaging by you in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out your duties set forth in Paragraph 1 of this Agreement, resulting, in either case, in material economic harm to Amgen, unless you believed in good faith that such conduct was in, or not contrary to, the best interests of Amgen; or (iii) your material breach of any of the terms of this Agreement. In order for an event described in clauses
     (ii) and (iii) of the preceding sentence to qualify as a Stated Reason, Amgen must give written notice of the event to you and you must fail to cure the event within 60 days of receipt of that written notice.

Mr. Gordon M. Binder
May 10, 2000
Page 10

     For purposes hereof, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith.

     For purposes of this Paragraph 8, a "Covered Breach" means a breach by Amgen of its obligations under this Agreement in the following manner only
     (i) any reduction in your salary or benefits provided for in this Agreement or (ii) the assignment of duties to you that are inconsistent with, or greater in scope than, those set forth in Paragraph 1 of this Agreement or
     (iii) a reduction in your title or position or (iv) a material breach of Paragraphs 4, 6, or 12 of this Agreement by Amgen or (v) a failure by Amgen to have any successor expressly assume this Agreement in accordance with Paragraph 16 of this Agreement. In order for an event described in the preceding sentence to qualify as a Covered Breach, you must give written notice of the event to Amgen and Amgen must fail to cure the event within 60 days of receipt of that written notice.

     In the event your employment is terminated by Amgen for a Stated Reason or if you terminate your employment for any reason other than a Covered Breach then your payments and benefits from Amgen under this Agreement, including but not limited to the vesting of your stock options, will cease as of the effective date of the termination of your employment.

     In the event your employment is terminated by Amgen not for a Stated Reason or if you terminate your employment for a Covered Breach, then (i) you shall be paid in a cash lump-sum all of the remaining cash payments due to you under this Agreement from the date of your termination through December 31, 2002, (ii) you shall continue to be provided the benefits set forth in Paragraph 2.9 of this Agreement through December 31, 2002 and (iii) Amgen shall take the necessary corporate action to accelerate the vesting of all of your outstanding and then unvested stock options so that they shall vest and become immediately exercisable in full as of the Termination Date; such stock options, as so accelerated shall be exercisable as provided in your stock option grant agreements and applicable stock option plans. Amgen shall provide you with a copy of the resolutions taking the action described in clause (iii) of the preceding sentence.

     The date of the termination of your employment for any of the foregoing reasons, or upon your death, is hereinafter referred to as the "Termination Date".

9.   DEATH AND DISABILITY
     --------------------

     In the event of the termination of your employment hereunder by reason of your death or disability (within the meaning of Title II or XVI of the Social Security Act and as determined by the Social Security Administration) prior to December 31, 2002, all of the remaining payments pursuant to Paragraphs 2.1 and 2.4 of this Agreement will be payable to you, or in the event of your death, to the beneficiary or beneficiaries that you designate in writing to Amgen (if you make no such written designation, then such amounts would be payable to the beneficiary or beneficiaries you have designated for purposes of Amgen's 401(k) Plan). If, on your death, your spouse qualifies for coverage

Mr. Gordon M. Binder
May 10, 2000
Page 11

     under Amgen's group health plan(s) pursuant to COBRA continuation rights, or if your spouse does not qualify for COBRA continuation rights but obtains health insurance coverage, then Amgen will continue to either pay the cost of COBRA coverage for your spouse, or reimburse your spouse for the full cost of such insurance premiums, whichever applies, through December 31, 2002, pursuant to the procedures set forth in Paragraph 2.9 of this Agreement. Your other remaining benefits will be treated according to their specific terms concerning such death or disability. For purposes of Paragraph 8(a) of the Amgen Inc. Amended and Restated 1988 Stock Option Plan and Paragraph 10(a) of the Amgen Inc. Amended and Restated 1991 Equity Incentive Plan, your employment with Amgen shall be deemed to have commenced in 1982, when you first became an employee at Amgen.

10.  INTERPRETATION
     --------------

     This Agreement and Appendix A and Appendix B attached hereto shall be construed as a whole according to their fair meaning, and not strictly for or against any of the parties.

     Unless the context indicates otherwise, the term "or" shall be deemed to include the term "and" and the singular or plural number shall be deemed to include the other. Paragraph headings used in this Agreement are intended solely for convenience of reference and shall not be used in the interpretation of any of this Agreement.

11.  NOTICES
     -------

     For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed, if to you, to the last address on file with Amgen and if to Amgen, to its executive offices or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12.  LEGAL FEES; ARBITRATION
     -----------------------

     12.1 Agreement to Arbitrate:  Any dispute (an "Arbitrable Dispute")
          ----------------------
          arising between the parties, including but not limited to those concerning the formation, validity, interpretation, effect, or alleged violations of this Agreement, must be submitted to binding arbitration for resolution in Los Angeles, California in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award. Except for an action taken outside of arbitration pursuant to Subparagraph
          12.4 of this Agreement, should either party pursue any other legal or administrative action against the other, the responding party shall be entitled to the return of any payments that party made under the

Mr. Gordon M. Binder
May 10, 2000
Page 12

          Agreement and shall be entitled to recover all costs, expenses and attorneys' fees the responding party incurs as a result of such action. The arbitrator may not modify or change this Agreement in any way.

     12.2 Costs of Arbitration:  Each party shall pay the fees of their
          --------------------
          respective attorneys, the expenses of their witnesses and any other expenses connected with the arbitration, but all other costs of the arbitration, including the fees of the arbitrator, cost of any record or transcript of the arbitration, administrative fees and other fees and costs shall be paid in equal shares by you and Amgen. The party losing the arbitration shall reimburse the party who prevailed for all fees and expenses the prevailing party paid pursuant to the preceding sentence, and (where a prevailing-party attorney's fees provision exists) shall also reimburse the prevailing party for attorney's fees paid.

     12.3 Exclusive Remedy:  Arbitration in this manner shall be the
          ----------------
          exclusive remedy for any Arbitrable Dispute. The arbitrator's decision or award shall be fully enforceable and subject to an entry of judgment by a court of competent jurisdiction. Except for an action taken outside of arbitration pursuant to Subparagraph 12.4 of this Agreement, should you or Amgen, without the consent of the other party, attempt to resolve an Arbitrable Dispute by any method other than arbitration pursuant to this Paragraph 12, the responding party shall be entitled to recover from the initiating party all damages, expenses and attorneys' fees incurred as a result.

     12.4 Sole Exception:  Notwithstanding the foregoing, a dispute relating
          --------------
          to the alleged use or disclosure of information which is prohibited by the Proprietary Agreement, and/or the criticism, denigration or disparagement of Amgen or any of Amgen's products, processes, experiments, policies, practices, standards of business conduct, or areas or techniques of research may be resolved through a means other than arbitration, at Amgen's sole option.

13.  GOVERNING LAW
     -------------

     This Agreement is governed by, and is to be construed and enforced in accordance with, the laws of the State of California, without regard to principles of conflicts of laws.

14.  TAXES
     -----

     You acknowledge and agree that all payments made pursuant to this Agreement shall be made less applicable tax withholdings and/or other withholdings as required by law. You acknowledge and agree that you, and not Amgen, shall be solely responsible for any taxes imposed upon you as a result of the payments and benefits you receive under the Agreement with the sole exception of the potential 280G tax gross-up as provided in Subparagraph
     2.7 of this Agreement.  This paragraph shall not be construed to require

Mr. Gordon M. Binder
May 10, 2000
Page 13

     you to pay Amgen's portion of any employment tax withholding, such as Amgen's portion of FICA or FUTA.

15.  NO ASSIGNMENT OR DELEGATION
     ---------------------------

     Amgen has selected you for this part-time special assignment because it has judged that your unique experience and skills are those Amgen required for the job. Accordingly, you may not assign or delegate any of your duties or responsibilities under this Agreement.

16.  SUCCESSORS; BINDING AGREEMENT
     -----------------------------

     16.1  Amgen's Successors:  No rights or obligations of Amgen under this
           ------------------
           Agreement may be assigned or transferred except that Amgen will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Amgen to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Amgen would be required to perform it if no such succession had taken place. As used in this Agreement, "Amgen" shall mean Amgen as herein before defined and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Paragraph 16 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

     16.2  Your Successors:  No rights or obligations of you under this
           ---------------
           Agreement may be assigned or transferred by you other than your rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon your death, this Agreement and all rights of you hereunder shall inure to the benefit of and be enforceable by your beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to your interests under this Agreement. You shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following your death by giving Amgen written notice thereof. In the event of your death or a judicial determination of your incompetence, reference in this Agreement to you shall be deemed, where appropriate, to refer to your beneficiary (ies), estate or other legal representative(s). If your should die following your Termination Date while any amounts would still be payable to you hereunder if you had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by you, or otherwise to your legal representatives or estate.

Mr. Gordon M. Binder
May 10, 2000
Page 14

17.  ENTIRE AGREEMENT
     ----------------

     The Proprietary Agreement, your stock option agreements, this Agreement and Appendices A, B and C attached hereto, constitute the entire agreement, arrangement and understanding between you and Amgen; they may not be modified or canceled in any manner except by a writing signed by both you and Amgen. This Agreement supersedes any prior or contemporaneous agreement, arrangement or understanding on this subject matter. By executing this Agreement, you expressly acknowledge the termination of any such prior agreement, arrangement or understanding. Also, by executing this Agreement, you affirm that no one has made any written or verbal statement that contradicts the provisions of this Agreement.

                                    Sincerely yours,


                                    /s/ Edward F. Garnett
                                    ---------------------
                                    Amgen Inc.
                                    By: Edward F. Garnett
                                    Vice President, Human Resources



     Acknowledged and Agreed:


     /s/ Gordon M. Binder
     --------------------
     Gordon M. Binder

     Dated: 5/10/00
            -------

                                  APPENDIX A

                                  RESIGNATION
                                  -----------

The undersigned hereby retires and resigns as Chief Executive Officer of Amgen Inc. and as a Director of the Amgen Foundation effective May 11, 2000. The undersigned also agrees to resign from the Board of Directors and as Chairman of the Board of Directors of Amgen Inc. effective December 31, 2000.



                                    /s/ Gordon M. Binder
                                    --------------------
                                    Gordon M. Binder

                                  APPENDIX B


                    AMGEN -- Corporate Policy and Procedure

SUBJECT: Conflict of Interest/Inside Information

POLICY:

  Amgen staff members may receive important information that is not yet publicly available ("inside information") about Amgen or about other publicly-traded companies with which Amgen does business. Because of access to this information, staff members may be in a position to profit financially by buying or selling or in some other way dealing in Amgen stock or stock of another publicly-traded company. Staff members may also be in a position to benefit financially or otherwise by passing this information on to some other person.

  "Inside information" is non-public information that would be important to anyone who may trade in Amgen stock, or other publicly-traded companies with which Amgen does business. As a general rule, if the non-public information would lead a staff member to consider buying or selling a company's stock, it would likely have the same effect on others.

  For anyone to use such information, or to disclose it to someone else, in order to gain personal benefit is illegal. Any sale or purchase of stock based on such information is illegal, regardless of the amount of stock involved. Furthermore, both for the protection of staff members and Amgen, it is important to avoid the appearance as well as the fact of insider trading or disclosure of inside information.

  It is the policy of Amgen to prohibit its staff members from engaging in any activity or practice in conflict with the interests of the Company, or which could be viewed as insider trading or disclosure of inside information.

APPLICABILITY: All Amgen staff members

PROCEDURE:

     1. Amgen staff members should not allow themselves to be placed in a position where a conflict of personal interest and company interest may exist, or appear to exist. Amgen staff members must use care to avoid even the appearance of impropriety. When in doubt as to whether a certain activity represents a conflict of interest the staff member should contact the Law Department.

     2. Amgen staff members are prohibited from buying or selling shares of Amgen stock while in possession of material confidential information that has not become generally known to the public.

     3. In order to avoid any implication that any Amgen staff member might be inadvertently engaging in insider trading, Amgen staff members are prohibited from engaging in trades of puts, calls, options (whether "covered" or not), short sales and similar transactions in the Company's stock.

     4. Staff members who possess "inside information" are prohibited from trading in a company's stock, advising anyone else to do so, or disclosing or otherwise communicating the information to anyone else, including, but not limited to: family members, friends, brokers, etc., until the information has been widely circulated to the public.

     5. Amgen staff members should deal with all suppliers, customers and all other persons doing business with Amgen in a completely fair and objective manner without favor or preference based upon personal financial or familial considerations.

     6. Amgen staff members should neither seek nor accept, directly or indirectly, any payment, fees, loans, or services from any person or firm as a condition or result of their doing business with Amgen or any of its subsidiaries.

     7. Amgen staff members should not accept gifts from any person or firm doing or seeking to do business with the Company under circumstances from which it might reasonably be inferred that the purpose of the gift is to influence the staff member in the conduct of Company business with the donor. Such gifts should be returned with a note of explanation. Staff members are not prohibited from accepting gifts of nominal value when circumstances clearly show that the gifts are offered for reasons of personal esteem and affection, or in accordance with normal business practices.

     8. Amgen staff members should not do business with a relative on behalf of Amgen or any of its subsidiaries. If a situation should arise where a related family member is negotiating to do business with Amgen, then the staff member must disclose their relationship with the family member to his or her supervisor or others involved in the negotiations.

     9. Amgen staff members should not hold any financial interest in any firm or corporation which is a competitor of or which does or seeks to do business with Amgen or its subsidiaries if such interest may influence any decision that person might make in the performance of their Amgen responsibilities.

     10. Amgen staff members should not make investments in any securities of any corporation with which Amgen has entered into any type of research collaboration or joint venture ("Partner"). This prohibition applies to investments in the Common or Preferred Stock of such Partner, investments in limited partnerships sponsored by the Partner or investments in any puts, calls or convertible securities of the Partner. This policy does not require divestiture of investments made before this policy took effect, or made before the staff member joined Amgen or before Amgen entered into the research collaboration or joint venture. This policy does not prohibit investments in publicly traded mutual funds that invest in any Partner.

     11. Amgen staff members have the affirmative duty to disclose to their responsible corporate officer the existence of any personal or material financial interest in any firm or corporation which is a competitor of or which seeks to do or does business with Amgen or any of its subsidiaries. Corporate officers should review each case with the General Counsel or Corporate Counsel, to determine whether there is a violation of this policy.

   Individuals who fail to comply with the requirements of this policy may be subject to disciplinary action, up to, and including, termination of employment.

Policy Number: 230
Effective Date: June, 1992

                                  APPENDIX C


                -----------------------------------------------
                    Grant Number               Date of Grant
                    ------------               -------------
                -----------------------------------------------

                -----------------------------------------------
                      927796                     07/01/97
                -----------------------------------------------
                      931893                     07/01/97
                -----------------------------------------------
                      933504                     07/01/98
                -----------------------------------------------
                      938857                     07/01/98
                -----------------------------------------------